Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Partners, L.P. to Acquire Fertilizer Producer Agrifos LLC; Secures Debt Financing Commitments for the Purchase

Conference Call Scheduled for Today at 7:00 a.m. PST

Los Angeles, CA (November 1, 2012) – Rentech Nitrogen Partners, L.P. (NYSE: RNF) announced today that it has entered into a definitive agreement with Agrifos Holdings Inc. to purchase all of the membership interests of Agrifos LLC, for an initial purchase price of $158 million. Agrifos owns and operates a plant in Pasadena, Texas, that produces primarily ammonium sulfate fertilizer. The initial consideration is to consist of $138 million of cash, to be provided through an amended credit facility, and $20 million of common units of Rentech Nitrogen. The acquisition is expected to be accretive to cash available for distribution per unit beginning in 2013. Rentech Nitrogen will host a conference call today at 7:00 a.m. PST to provide additional details regarding the transaction.

“We are extremely pleased to announce our first acquisition, one year after Rentech Nitrogen became a public company. Agrifos’ business is expected to provide incremental cash flow and diversifies the products, markets, location, and raw materials of our existing natural gas-based nitrogen fertilizer plant in East Dubuque, Illinois,” said D. Hunt Ramsbottom, CEO of Rentech Nitrogen GP, LLC. Mr. Ramsbottom continued, “Not only do we expect this business to be accretive to cash available for distribution beginning in 2013, but the facility comes with several growth opportunities, the first of which we have included in our financing package for this transaction. This growth at the Pasadena plant would add to the growth in cash flow that we expect from the expansion projects currently underway at Rentech Nitrogen’s existing fertilizer plant.”

Assets

The Agrifos facility is the third largest producer of ammonium sulfate fertilizer, or AS, in North America, and the largest producer in North America of synthetic granulated AS. The plant’s other products include ammonium thiosulfate fertilizer, or ATS, and sulfuric acid, or SA. The plant uses ammonia and sulfur as raw materials to produce these products. Product margins and seasonality of sales are generally less variable than those of ammonia, with premium pricing received for Agrifos’ superior quality AS product. The products are sold through distributors to customers within the U.S. and Brazil. AS and ATS are typically blended with other nitrogen, phosphate, potash, and potassium fertilizers for application to a variety of crops to maximize yields and maintain nutrient balance within crops. SA is utilized for industrial purposes.

The plant’s approximate production capacity on an annual basis is currently 575,000 tons of ammonium sulfate; 570,000 tons of sulfuric acid, of which 139,000 tons are available for sale and the remainder of which is upgraded to ammonium sulfate; and 57,000 tons of ammonium thiosulfate. AS production capacity is expected to increase to approximately 690,000 tons per year in the first half of 2014 upon completion of the first identified and financed growth project at the plant.

The plant is strategically located on approximately 85 acres in Pasadena, Texas with 6,200 feet of frontage on the Houston Ship Channel; 2 deep-water docks, providing access to key waterways for international shipments, low-cost barge access to the Mississippi waterway system, and significant supply of key raw materials. The site has immediate access to railways serviced by BNSF and Union Pacific, which is advantageous for distributing products west of the Mississippi and realizing favorable transportation costs.

Other assets being acquired include solid fertilizer warehouses, an ammonia dock and tank, and product storage facilities and tanks.

The facility and site provide a number of opportunities for organic growth in cash flows from the acquisition.

Transaction Highlights

Ammonia hedge for East Dubuque facility

As an ammonia upgrading plant, the Pasadena facility consumes approximately the same amount of ammonia as the East Dubuque facility sells. Agrifos purchases ammonia based on Tampa prices, which are lower than the Corn Belt prices at which the East Dubuque facility sells ammonia. This should allow the consolidated business to capture the premium between Tampa and Corn Belt pricing, while reducing the consolidated exposure to the variability in ammonia prices.

Margin stability

Ammonium sulfate prices have historically been more stable than have the prices for the principal products of the East Dubuque facility. Margins have also been more stable, as the prices for ammonium sulfate have been correlated with those of ammonia and sulfur, the two principal inputs for the Pasadena plant.

Diversifies crop and market concentration

Currently, Rentech Nitrogen sells products that are applied mostly to corn. With ammonium sulfate, this crop concentration is diversified, as AS is commonly applied to multiple crops such as soybeans, potatoes, cotton, alfalfa and wheat. The acquisition also expands Rentech Nitrogen’s geographic customer base, from a concentration in the Mid-Corn Belt, to broad coverage across the U.S. and into Brazil.

Reduces single location risk

With the addition of another site, located in a different region, Rentech Nitrogen will now have multiple plant locations, and therefore risk associated with being a single location company will be reduced.

Reduces seasonality of sales

Rentech Nitrogen’s sales are currently weighted toward the fall and spring application periods for corn crops in the Midwest. AS from Agrifos’ plant is applied to multiple crops in multiple regions, including Brazil, with application periods throughout the year, which will reduce the seasonality of Rentech Nitrogen’s consolidated sales.

Future accretive growth opportunities

The Pasadena site provides several organic growth opportunities which could provide growth in cash flows from the acquisition. The Partnership has identified three potential growth projects for the near term:

Debottlenecking Project to Increase Ammonium Sulfate Production:

The Partnership plans to implement several improvements to the production process next year which are expected to increase ammonium sulfate production capacity by 20% at the plant, from approximately 1,750 tons per day to approximately 2,100 tons per day. This project is expected to maximize production of the highest margin product, AS. The Partnership expects to fund this project from the debt capacity under the new credit facility. The additional AS production should contribute to cash distributions in the second half of 2014.

Cogeneration Power Project:

The Partnership has identified a relatively low-risk power cogeneration project at the plant. Currently, the sulfuric acid plant vents excess steam. The project contemplates installing a steam turbine which could use this excess steam to produce baseload power. Some of the power could be used internally, reducing electricity expenses, and the remaining power could be exported and sold in the deregulated Texas power market, creating an additional revenue stream. The new debt facility will have an accordion feature, which the Partnership could utilize, subject to new lending commitments, to fund this project.

Terminalling and Other Projects:

The site also provides other opportunities for growth, such as terminalling of fertilizer or other products using existing on-site storage and deep water docks.

Financial Highlights

The initial purchase price of $158 million will be paid as follows: $138 million in cash financed by the new debt facility and $20 million in Rentech Nitrogen common units. The acquisition price equates to 6.3x 2013 forecasted EBITDA for the plant’s operations. Rentech Nitrogen expects the Pasadena facility to generate approximately $20 million in operating income and approximately $25 million in EBITDA in 2013, excluding one-time integration and transition costs. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of the plant’s forecasted EBITDA to operating income have been included below in this press release.

The purchase agreement provides for a maximum $50 million potential earn-out, to be paid in common units or cash at the Partnership’s option. The earn-out calculation is based on cumulative Adjusted EBITDA over two years following closing, with a minimum cumulative threshold of $55 million. For every dollar of Adjusted EBITDA over this threshold, two dollars are to be paid to the sellers. At the maximum earn-out of $50 million, cumulative two-year Adjusted EBITDA would be $80 million, and the implied multiple of total purchase price to Adjusted EBITDA in the year before the earn-out payment would be 5.2x.

The acquisition is expected to be accretive to cash distributions per unit beginning in 2013. Based on the timing of the close of the Agrifos acquisition, the transaction is expected to have an immaterial impact on cash distributions per unit for the fourth quarter of 2012.

Credit Facility

In conjunction with the closing of this transaction, Rentech Nitrogen has secured commitments from its existing and new lenders to amend its existing debt facility, and expand its borrowing base from $135 million to $300 million. The facility also includes an accordion feature to expand the debt capacity by an additional $35 million, subject to new lending commitments, to finance future growth projects. GE Capital served as administrative agent and GE Capital Markets served as sole lead arranger and book-runner for the debt facilities.

Expected Closing

The transaction, which is subject to customary closing conditions, is anticipated to close within one week of the date of this announcement.

Commenting on the transaction, John Diesch, President of Rentech Nitrogen, said, “We are excited to bring Agrifos’ Pasadena plant and its employees into the Rentech Nitrogen family. We have spent considerable time conducting due diligence on this facility and believe that it is an accretive acquisition that will increase Rentech Nitrogen’s value by diversifying risk and enhancing its growth profile.” Mr. Diesch continued, “We are confident in our integration plan for this asset and we believe our operating expertise can be applied to the Pasadena site to enhance plant operations and allow us to execute on growth plans at the site.”

Imperial Capital, LLC and BMO Capital Markets acted as financial advisors to Rentech Nitrogen in connection with the transaction.

Conference Call and Investor Presentation

The Partnership will hold a conference call today at 7:00 a.m. PDT to discuss the transaction. The slide presentation to be used in conjunction with the call will be available just prior to the call at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentation section. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-706-3081 or 706-679-9998 for international callers. An audio webcast of the call will be available on the same web page as the presentation. A replay will be available by audio webcast and teleconference from 9:00 a.m. PDT on November 1 through 9:00 a.m. PST on November 8. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 for international callers and the reservation number 21610341.

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is defined as operating income plus depreciation expense. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles the Pasadena plant’s 2013 forecasted EBITDA to operating income for the twelve months ending December 31, 2013, excluding one-time costs associated with transition and integration (stated in millions).

Operating Income	$20
Plus: Depreciation	5

2013 Estimated Plant EBITDA	$25

About Rentech Nitrogen Partners, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of a nitrogen fertilizer facility located in East Dubuque, Illinois, owned by Rentech Nitrogen, LLC, the operating subsidiary of Rentech Nitrogen Partners, L.P. The facility is located in the Mid Corn Belt in the northwestern corner of Illinois, adjacent to the Iowa and Wisconsin state lines, and produces primarily anhydrous ammonia and urea ammonium nitrate solution, using natural gas as its primary feedstock, for sale to customers in the Mid Corn Belt.

Forward Looking Statements

This press release contains forward-looking statements about matters such as: forecasted EBITDA, operating income and accretion; the outlook for the business; our ability to consummate the acquisition of Agrifos and the related financing; successful integration and future performance of acquired assets or businesses; and successful implementation and execution of potential internal growth projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

SOURCE: Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net